                                                Exhibit 99.1

JELD-WEN Reports Third Quarter 2022 Results

October 31, 2022

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) today announced results for the three and nine months ended September 24, 2022. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.
Third Quarter Highlights
•Net revenue of $1,295.8 million increased 13.0% for the third quarter driven by 18% core revenue growth. Core revenue growth included 15% price realization and 3% positive volume/mix.
•GAAP net loss was $33.2 million or $0.39 per share, compared to net income of $40.5 million or $0.41 per share during the same quarter a year ago. GAAP net loss includes net after-tax charges of $93.9 million or $1.10 per share, due mostly to a $54.9 million or $0.64 per share pre-tax, non-cash goodwill impairment charge in the Europe segment. Additional net charges are included for: impairment and restructuring, legal and professional fees and facility closure, consolidation, and other related costs. This compares to net after-tax charges of $3.5 million or $0.04 per share during the same quarter a year ago. A further reconciliation of these charges can be found in the tables at the end of this release.
•Adjusted EPS was $0.71, compared to adjusted EPS of $0.45 in the same quarter a year ago.
•Adjusted EBITDA increased 17.9% in the third quarter to $116.5 million; adjusted EBITDA margins expanded 40 basis points to 9.0%.
•Net cash flow used in operations was $73.4 million during the first nine months of 2022, compared to net cash flow from operations of $135.3 million in the same period a year ago. Free cash flow used was $130.9 million, compared to free cash flow of $61.6 million in the same period a year ago.
2022 Full-Year Guidance
•Core revenue growth remains at approximately 10%, with net revenues still expected to increase by 4% to 6%.
•Adjusted EBITDA is updated to a range of $400 million to $420 million from the previous outlook of $430 million to $450 million.
•Full year 2022 capital expenditures are expected to be within a range of $85 million to $95 million, compared to the previous outlook of $90 million to $110 million.

"JELD-WEN has tremendous potential and, with increased focus and discipline, we believe that we can meet our financial targets and drive more value for customers, associates and shareholders for the long-term," said Kevin Lilly, interim chief executive officer. "I'm proud of our associates globally who performed well this quarter despite significant change within the company and in the face of a challenging operating environment."

"Although we have more work to deliver our full potential, we made meaningful progress this quarter on initiatives to improve execution and performance," continued Lilly. "We announced a strategic review of our Australasia segment, took additional cost actions and strengthened customers relationships, while laying the groundwork for further strategic action. The board of directors and the company's leadership are closely aligned on these actions and believe they will improve execution, generate more consistent financial performance and enhance shareholder value."

Third Quarter 2022 Results
Net revenue for the three months ended September 24, 2022 increased $149.2 million, or 13.0%, to $1,295.8 million, compared to $1,146.6 million for the same period last year. The increase in net revenue was driven by 18% core revenue growth, partially offset by a 5% adverse foreign exchange impact. Core revenue growth was driven by price realization (+15%) and positive volume/mix (+3%).

Net loss was $33.2 million in the third quarter, compared to net income of $40.5 million in the same period last year, a decrease of $73.7 million. The decrease in net income was largely due to a $54.9 million pre-tax, non-cash goodwill impairment charge taken within our Europe segment resulting from deteriorated macroeconomic conditions including significant cost inflation and increased interest rates. In addition, net income was negatively impacted by higher SG&A and income tax expense, partially offset by higher gross profit. Adjusted net income for the third quarter increased $16.7 million, or 38.0%, to $60.7 million, compared to $44.0 million in the same period last year.
Net loss per share for the third quarter was $0.39, compared to EPS of $0.41 for the same quarter last year. Adjusted EPS was $0.71, compared to adjusted EPS of $0.45 in the same quarter a year ago.
Adjusted EBITDA increased $17.7 million, or 17.9%, to $116.5 million, compared to the same quarter last year. Adjusted EBITDA margin increased 40 basis points to 9.0% primarily due to favorable price realization and the positive impact of higher volume/mix, partially offset by higher inflation and SG&A expense.
On a segment basis for the third quarter of 2022, compared to the same period last year:
•North America - Net revenue increased $158.3 million, or 23.4%, to $835.1 million, due to a 23% increase in core revenue. Core revenue increased due to price (+17%) and positive volume/mix (+6%). Adjusted EBITDA increased $28.4 million or 36.9% to $105.3 million, while adjusted EBITDA margin expanded 120 basis points to 12.6%.
•Europe - Net revenue decreased $17.7 million, or 5.5%, to $304.9 million, due to a 15% adverse impact from foreign exchange, partially offset by a 10% increase in core revenue. Core revenue increased due to price (+13%), partially offset by lower volume/mix (3%). Adjusted EBITDA decreased $5.7 million or 23.9% to $18.1 million, while adjusted EBITDA margin contracted 150 basis points to 5.9%.
•Australasia - Net revenue increased $8.5 million, or 5.8%, to $155.8 million, due to a 14% increase in core revenue, partially offset by an 8% adverse impact from foreign exchange. Core revenue increased due to price (+10%) and positive volume/mix (+4%). Adjusted EBITDA increased $2.4 million or 13.5% to $19.9 million, while adjusted EBITDA margin expanded 90 basis points to 12.8%.
Cash Flow and Balance Sheet
Net cash flow used in operations was $73.4 million during the first nine months of 2022, compared to net cash flow from operations of $135.3 million during the same period a year ago. The decrease in net cash flow from operations was due to higher investment in working capital and lower net income. Free cash flow used was $130.9 million in the first nine months of 2022, compared to free cash flow of $61.6 million during the same period a year ago. The decrease in free cash flow was due to higher net cash flow used in operations, partially offset by lower capital expenditures.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $562.4 million as of September 24, 2022, compared to total liquidity of $837.8 million as of December 31, 2021. The decrease in total liquidity was primarily due to cash utilized for share repurchases, higher working capital investments, and lower net income.
2022 Outlook
While net revenue guidance is unchanged, the company has updated its outlook for full year 2022 adjusted EBITDA to be between $400 million and $420 million, a reduction from the previous outlook of $430 million to $450 million. The primary drivers to lower earnings compared to the previous outlook include persistent inflation and reduced savings from productivity.
In addition, the company now expects its full-year 2022 capital expenditures to be in a range of $85 million to $95 million.
Although the company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the future performance of the global economy, the continuing conflict in Ukraine, ongoing disruptions in global supply chains, and potential changes in raw material prices and other costs as well as other risk and uncertainties, including those described below, actual results could vary substantially.
Conference Call Information
JELD-WEN management will host a conference call on October 31, 2022, at 8 a.m. ET, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (888) 330-2446 and using ID 1285715. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.
The assumptions underlying the guidance provided for 2022 include revenue impact from increased pricing; softening demand; product mix; headwind from foreign exchange; and margin contraction from volume softness, higher expenses related to broad based inflation and SG&A expense, partially offset by pricing and productivity. Additionally, the outlook does not include the impact of potential acquisitions or divestitures and assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA as the basis in calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as net revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. The use of "core" metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains and losses, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 24, 2022	September 25, 2021	% Variance
Net revenues	$1,295.8	$1,146.6	13.0%
Cost of sales	1,045.0	918.5	13.8%
Gross margin	250.8	228.1	10.0%
Selling, general and administrative	192.4	173.8	10.7%
Goodwill impairment	54.9	—	100.0%
Impairment and restructuring charges	6.6	0.6	1,042.2%
Operating income	(3.1)	53.7	(105.7)%
Interest expense, net	21.1	19.4	9.1%
Other income	(7.7)	(3.3)	136.5%
(Loss) income before taxes	(16.5)	37.6	(144.0)%
Income tax expense (benefit)	16.7	(2.9)	(665.7)%
Net (loss) income	$(33.2)	$40.5	(181.9)%
Other financial data:
Adjusted EBITDA(1)	$116.5	$98.9	17.9%
Adjusted EBITDA Margin(1)	9.0%	8.6%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 24, 2022	September 25, 2021	% Variance
Net revenues	$3,797.8	$3,484.8	9.0%
Cost of sales	3,097.6	2,728.9	13.5%
Gross margin	700.2	755.9	(7.4)%
Selling, general and administrative	565.9	554.0	2.1%
Goodwill impairment	54.9	—	100.0%
Impairment and restructuring charges	11.9	2.6	348.5%
Operating income	67.6	199.3	(66.1)%
Interest expense, net	59.7	56.7	5.3%
Other income	(35.9)	(13.9)	157.6%
Income before taxes	43.8	156.5	(72.0)%
Income tax expense	31.7	29.8	6.5%
Net income	$12.1	$126.7	(90.4)%
Other financial data:
Adjusted EBITDA(1)	$322.6	$345.0	(6.5)%
Adjusted EBITDA Margin(1)	8.5%	9.9%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 24, 2022	December 31, 2021
Consolidated balance sheet data:
Cash and cash equivalents	$199.8	$395.6
Accounts receivable, net	675.1	552.0
Inventories	725.9	616.0
Total current assets	1,835.1	1,739.9
Total assets	3,614.9	3,738.7
Accounts payable	386.4	418.8
Total current liabilities	909.7	888.9
Total debt	1,814.4	1,706.3
Total shareholders’ equity	625.1	842.2

	Nine Months Ended
Consolidated statement of cash flows data:	September 24, 2022	September 25, 2021
Net cash flow provided by (used in):
Operating activities	$(73.4)	$135.3
Investing activities	(42.7)	(68.5)
Financing activities	(47.9)	(346.2)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
(amounts in millions)	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net income (loss)	$(33.2)	$40.5	$12.1	$126.7
Income tax expense (benefit)	16.7	(2.9)	31.7	29.8
Depreciation and amortization	32.5	33.7	97.6	103.3
Interest expense, net	21.1	19.4	59.7	56.7
Goodwill impairment	54.9	—	54.9	—
Impairment and restructuring charges (1)	9.7	1.1	15.1	3.5
Loss on sale of property and equipment	0.1	0.6	0.3	1.0
Share-based compensation expense	(0.3)	6.3	10.9	20.7
Non-cash foreign exchange transaction/translation loss (income)	1.6	(2.8)	7.9	(16.3)
Other items (2)	13.2	1.7	31.2	18.3
Costs relating to debt restructuring and debt refinancing	—	1.3	—	1.3
Other non-cash items (3)	0.1	—	1.2	—
Adjusted EBITDA	$116.5	$98.9	$322.6	$345.0
(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our accompanying unaudited consolidated statements of operations were $3.2 and $0.5 for the three months ended September 24, 2022 and September 25, 2021, respectively, and $3.2 and $0.8 for the nine months ended September 24, 2022 and September 25, 2021.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended September 24, 2022 (1) $6.5 in legal and professional expenses, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, (2) $6.3 in facility closure, consolidation, and other related costs, (3) $3.2 relating primarily to exit costs for executives, and (4) $(2.9) in adjustments related to fire damage and downtime at one of our facilities; (ii) in the three months ended September 25, 2021 (1) $0.4 in legal and professional expenses relating primarily to litigation and (2) $1.1 in facility closure, consolidation, startup, and other related costs; (iii) in the nine months ended September 24, 2022 (1) $14.6 in legal and professional expenses, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, (2) $11.8 in facility closure, consolidation, and other related costs, (3) $3.2 relating primarily to exit costs for executives, (4) $1.9 in compensation and non-income taxes associated with exercises of legacy equity awards, and (5) $(0.4) in adjustments related to fire damage and downtime at one of our facilities; (iv) in the nine months ended September 25, 2021 (1) $15.7 in legal and professional expenses relating primarily to litigation and (2) $1.9 in facility closure, consolidation, startup, and other related costs.
(3)Other non-cash items include $0.1 and $1.2 for unrealized mark-to-market losses from other derivatives in the three and nine months ended September 24, 2022, respectively.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net income (loss)	$(33.2)	$40.5	$12.1	$126.7
Legal costs and professional expenses	6.5	0.4	14.6	15.7
Non-cash foreign exchange transactions/translation loss (income)	1.6	(2.8)	7.9	(16.3)
Goodwill impairment	54.9	—	54.9	—
Impairment and restructuring charges	9.7	1.1	15.1	3.5
Loss on extinguishment of debt	—	1.3	—	1.3
Facility closure, consolidation, and other related costs	6.3	1.1	11.8	1.9
Acquisition and integration charges	—	0.2	—	0.4
Adjusted tax impact(1)	14.9	2.1	2.4	(1.0)
Adjusted net income	$60.7	$44.0	$118.7	$132.2

Diluted net income (loss) per share	$(0.39)	$0.41	$0.14	$1.26
Legal costs and professional expenses	0.08	—	0.17	0.16
Non-cash foreign exchange transactions/translation loss (income)	0.02	(0.03)	0.09	(0.16)
Goodwill impairment	0.64	—	0.62	—
Impairment and restructuring charges	0.11	0.01	0.17	0.03
Loss on extinguishment of debt	—	0.01	—	0.01
Facility closure, consolidation, and other related costs	0.07	0.01	0.13	0.02
Adjusted tax impact(1)	0.18	0.04	0.03	(0.01)
Adjusted net income per share	$0.71	$0.45	$1.35	$1.31

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 24, 2022 and September 25, 2021, respectively.(2)	85,040,645	97,823,658	88,016,849	100,631,125
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three and nine months ended September 24, 2022 and September 25, 2021, respectively.
(2)Dilutive shares for September 24, 2022 includes basic weighted average shares outstanding of 84,519,095 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 521,550.

	Nine Months Ended
	September 24, 2022	September 25, 2021
Net cash (used in) provided by operating activities	$(73.4)	$135.3
Less capital expenditures	57.5	73.7
Free cash flow(1)	$(130.9)	$61.6
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information".

	September 24, 2022	December 31, 2021
Total debt	$1,814.4	$1,706.3
Less cash and cash equivalents	199.8	395.6
Net debt	$1,614.6	$1,310.7
Divided by trailing twelve months adjusted EBITDA	442.6	465.1
Net debt leverage(1)	3.6x	2.8x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information."

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 24, 2022	September 25, 2021
Net revenues from external customers			% Variance
North America	$835.1	$676.8	23.4%
Europe	304.9	322.6	(5.5)%
Australasia	155.8	147.2	5.8%
Total Consolidated	$1,295.8	$1,146.6	13.0%
Adjusted EBITDA(1)
North America	$105.3	$76.9	36.9%
Europe	18.1	23.8	(23.9)%
Australasia	19.9	17.6	13.5%
Corporate and unallocated costs	(26.8)	(19.4)	38.4%
Total Consolidated	$116.5	$98.9	17.9%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 24, 2022	September 25, 2021
Net revenues from external customers			% Variance
North America	$2,396.6	$2,056.5	16.5%
Europe	968.2	992.8	(2.5)%
Australasia	433.0	435.4	(0.6)%
Total Consolidated	$3,797.8	$3,484.8	9.0%
Adjusted EBITDA(1)
North America	$265.8	$272.0	(2.3)%
Europe	52.8	92.4	(42.8)%
Australasia	46.2	48.8	(5.3)%
Corporate and unallocated costs	(42.3)	(68.1)	(37.9)%
Total Consolidated	$322.6	$345.0	(6.5)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”